Exhibit 23.2

Independent Auditors’ Consent

We consent to the incorporation by reference in the registration statements No. 333-148781, 333-134195, 333-90088 and 333-47736 on Form S-8 of GoAmerica, Inc. of our report dated June 11, 2007, with respect to the special-purpose carve-out statements of selected assets, selected liabilities and parent funding of Verizon Business Global LLC’s (Verizon Business) Mass Markets — TeleRelay Service (Mass Markets — TRS) business as of December 31, 2005, and the related carve-out statements of operations, parent funding, and cash flows for each of the years in the two-year period ended December 31, 2005, which report is included in GoAmerica, Inc.’s Schedule 14A Definitive Proxy Statement filed on November 9, 2007.

/s/ KPMG LLP

Atlanta, Georgia
March 7, 2008